UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

California Water Service Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

California Water Service Group 2025 Annual Meeting Stockholder Outreach

2 Note: Due to delayed 2021 California General Rate Case decision, 2024 revenue and net income included interim rate relief totaling $87.5M and $64.0M, respectively, attributable to 2023. 2024 Performance Highlights Capital Investment $471M Operating Revenue $1,037 M Dividend Increase 7.7% Net Income $190M Earnings Per Diluted Share $3.25 Outstanding Financial Results Key Points • Strong 2024 results with and without the 2023 interim rate relief impacts from 2021 California General Rate Case (GRC) delayed decision • Achieved record level of capital investment totaling $471 million • CPUC granted one - year extension for Cost of Capital proceeding resulting in Cal Water ROE of 10.27% through December 31, 2026, subject to Cost of Capital mechanism • Ongoing and proactive emergency preparedness and response training; not directly impacted by 2025 LA wildfires • T he 2024 California GRC remains on schedule

Relative Total Shareholder Return Performance

Our Total Shareholder Return (TSR) does not fully reflect our record financial performance in 2024.

The water utility industry as a whole experienced TSR underperformance. Companies like us that exclusively provide water utility services experienced worse TSR performance than our broader peer group (which includes a mix of different utility types), with a mean TSR of -11.2% vs. 6.6% for the proxy peer group.

We note that our TSR outperformed compared to mean TSR among water utilities.

Water utilities had a challenging year in 2024.

Proxy Peer Group

Company	TSR
California Water Service Group	**-10.6%**
American States Water Company	-1.2%
SJW Group	-22.5%
ALLETE, Inc.	10.9%
Avista Corporation	7.9%
Black Hills Corporation	13.5%
Chesapeake Utilities Corporation	17.4%
Essential Utilities, Inc.	0.5%
IDACORP, Inc.	14.9%
MGE Energy, Inc.	32.8%
Northwest Natural Holding Co.	6.8%
NorthWestern Energy Group, Inc.	10.5%
Otter Tail Corporation	-11.2%
TXNM Energy, Inc.	23.0%
Unitil Corporation	6.3%
Proxy Peer Group Mean TSR	6.6%

Utilities that exclusively provide water utility services

Water Utilities Peer Group*

Company	TSR
California Water Service Group	**-10.6%**
American States Water Company	-1.2%
American Water Works Company, Inc.	-3.5%
Artesian Resources Corporation	-21.2%
Essential Utilities, Inc.	0.5%
Middlesex Water Company	-18.0%
SJW Group	-22.5%
York Water Company	-13.2%
Water Utilities Mean TSR	-11.2%

*Inclusive of eight largest US publicly traded utilities by market capitalization.

Given inflation and high interest rates in 2024, water utilities had a challenging year. Despite record revenue and earnings, we were no exception.

3

4 • Named one of “America’s Most Responsible Companies” by Newsweek for a Fourth Consecutive Year • Named one of “World’s Most Trustworthy Companies” by Newsweek magazine in 2024 for a Second Consecutive Year • Earned the U.S. Environmental Protection Agency’s 2024 WaterSense Excellence in Promoting WaterSense Labeled Products Award • Received recertification as a Great Place to Work® by the Great Place to Work® Institute for a Ninth Consecutive Year • Named a Top Workplace in the Bay Area by the San Francisco Chronicle for the 12 th year 2024 Awards and Recognitions

Highly Qualified Nominees with Diverse Perspectives, Experience, and Backgrounds GREGORY E. ALIFF Former Vice Chairman and Senior Partner of U.S. Energy & Resources, Deloitte LLP SHELLY M. ESQUE Former Vice President and Global Director of Corporate Affairs, Intel Corporation MARTIN A. KROPELNICKI Chairman, President and CEO of California Water Service Group THOMAS M. KRUMMEL, M.D. Emile Homan Professor and Chair Emeritus, Surgery Department, Stanford University School of Medicine YVONNE A. MALDONADO, M.D. Professor of Global Health and Infectious Diseases, Departments of Pediatrics and Epidemiology and Population Health, Stanford University SCOTT L. MORRIS Chairman, Avista Corporation, Lead Independent Director CAROL M. POTTENGER Principal and Owner of CMP Global, LLC, and Retired U.S. Navy Vice Admiral LESTER SNOW Former Director of California Department of Water Resources PATRICIA WAGNER Former Group President, U.S. Utilities, Sempra Energy JEFFREY KIGHTLINGER Principal and Owner of Acequia Consulting, LLC, and former CEO of Metropolitan Water District of Southern California CHARLES R. PATTON Former Executive Vice President, External Affairs, American Electric Power Company, Inc. 5

Independent Directors with Optimal Mix of Skills and Experience GENDER DIVERSITY 4 of 11 director nominees are gender diverse RACIAL/ETHNIC DIVERSITY 2 of 11 director nominees are ethnically diverse DIVERSITY OF AGE 9% Ages 50 - 59 64% Ages 60 - 69 27% Ages 70 - 75 INDEPENDENCE 10 of 11 director nominees are independent 6

• Independent Lead Director with significant utility and governance experience • Independent Lead Director with defined responsibilities selected by the independent directors • Presides at meetings of the Board in the absence of the Chairman • Presides over executive sessions of the independent directors and calls executive sessions • Serves in a leadership role, working with the Chairman of the Board on items to be included in the Board meeting agendas and schedules • Serves as liaison between the Chairman of the Board and independent directors • Consults and communicates with major stockholders upon request Effective Board Leadership & Independent Oversight 7 Scott Morris has been our Lead Independent Director since January 2023 Scott L. Morris Lead Independent Director, California Water Service Group Chairman, Avista Corporation Age: 67 Director Since 2019

• Codes of Conduct for directors, officers, and employees • Annual committee assessments • Adopted clawback policy for incentive - based compensation aligned with NYSE requirements • Stock ownership guidelines for directors and executive officers • Prohibition on short sales, transactions in derivatives, and hedging and pledging of stock by directors and executive officers • Annual review of Board leadership structure • Annual review of committee assignments and committee chairs • Integrated active enterprise risk management • Annual director self - assessments • Demonstrated commitment to corporate responsibility and sustainability • Active stockholder engagement • Transparent public policy engagement • Board and committees may hire outside advisors independent of management • “Over - boarding” limits for directors Governance Practices Promote Long - Term Focus & Strengthen Accountability Overview of Corporate Governance • No dual - class common stock structure • Annual election of all directors • Majority voting for directors in uncontested elections • No supermajority voting requirements in governing documents • Stockholder right at 10% threshold to call a special meeting • Annual say - on - pay advisory vote; 96% of votes cast at the 2024 Annual Meeting of Stockholders supported say - on - pay Stockholder Rights 8

Sustainability Highlights ESG Program Highlights Annual framework - aligned reporting on sustainability topics most significant to the business* * Full Sustainability reports and data downloads may be accessed at https://www.calwatergroup.com . ESG - related metrics integrated into performance - based at - risk compensation programs Top - to - bottom ESG governance framework and policies Robust greenhouse gas disclosures and climate change strategy Short and long - term ESG goals integrated into strategic planning process • In 2024, we spent almost $3 million on emission - reducing energy solutions, such as LED lighting retrofits, EV charger installations, and new HVAC controls. We have almost $1 million in planned spending as we pursue projects like onsite solar contracts, with installation beginning in 2025 • In 2024, we established a fleet standard for management vehicles and a study to evaluate our infrastructure needs for vehicle charging. We also developed a roadmap to replace older vehicles with EVs and hybrids. • In 2024, 2.5% of water delivered to customers was recycled • We have completed a compliance assessment and are implementing our plan to meet California’s 2027 water - use targets 2024 Progress in Key Focus Areas 9 Annual Sustainability Report Our annual sustainability reports and other relevant documents, like our CDP Climate Change questionnaire response, are available at www.calwatergroup.com. Our annual sustainability reports align with the Sustainability Accounting Standards Board (SASB) Water Utilities and Services Industry Standard, leverage the guidance of the Task Force on Climate - related Financial Disclosures (TCFD), and reference the 2021 Global Reporting Initiative (GRI) Universal Standards. We expect to publish our 2024 Sustainability Report and 2024 Sustainability Analyst Download, covering our activities from January 1, 2024, to December 31, 2024, in May 2025.

COMPENSATION • Continued emphasis on long - term performance - based equity awards • Modified the performance criteria used for long - term and short - term at - risk compensation programs • Increased threshold performance level to 50% for future performance - based short - term at - risk compensation metrics and long - term performance - based equity compensation metrics • Revised methodologies used to determine our Supplemental Executive Retirement Plan’s (SERP) actuarial assumptions and amended the plan, increasing plan’s unreduced retirement age from 60 to 65 • Conducted independent, third - party review of: • Chairman, President and CEO’s compensation • Executive short - and long - term at - risk compensation programs • Proxy peer group • Updated our proxy peer group to reflect industry changes • Adopted clawback policy for incentive - based compensation aligned with NYSE and SEC requirements GOVERNANCE • Formed Enterprise Risk Management, Safety, and Security Committee • Environmental, social, and governance (ESG) matters are overseen by Nominating/Corporate Governance Committee • Adopted four new policies: Environmental Sustainability; Diversity, Equality, and Inclusion; Political Engagement; and Human Rights • Intend to publish our 2024 sustainability report in May 2025 with disclosure aligned with the Sustainability Accounting Standards Board (SASB) Water Utilities & Services Industry Standards and the recommendations of the Task Force on Climate - related Financial Disclosures (TCFD) as well as in reference to Global Reporting Initiative (GRI) standards • Included an ESG metric in grant years 2020 through 2024 in the long - term at - risk compensation program • Set absolute, science - aligned Scope 1 and Scope 2 emissions reduction targets in Q1 2024 10 Governance and executive compensation changes in response to stockholder feedback over the past few years include: Commitment to Stockholder Engagement & Responsiveness to Feedback 10

Total Compensation Philosophy for Executives

CALIFORNIA WATER SERVICE GROUP
INVESTING FOR LIFE

GOAL: Providing compensation that attracts, retains, and motivates talented officers for long-term results and outstanding service.

We believe a balance of fixed and variable compensation components, with short-term and long-term compensation elements, maintains a strong link between NEOs' compensation and Group's overall performance while promoting interests of both customers and stockholders without incentivizing excessive risk-taking by officers.

Votes cast supporting the Say-on-Pay advisory vote taken at the Annual Meeting of Stockholders:

2024	2023	2022	2021	2020	2019
96%	96%	92%	93%	92%	94%

In addition to our stockholder votes, our executive compensation program considers the following factors:

- Overall financial and operating performance of our company
- Changes in market conditions, cost of living differences, market trends, and inflation
- Each NEO's performance and contributions to achievement of short-term and long-term financial goals and operational milestones
- Each NEO's job responsibilities, expertise, historical compensation, and years and level of experience
- Our overall succession planning process and the importance of retaining each NEO, and each NEO's potential to assume greater responsibilities in the future
- Peer group benchmarking data and compensation analysis

11

Performance - Driven Executive Compensation PERFORMANCE CHARACTERISTICS PERFORMANCE PERIOD PAY ELEMENT Individualized based upon performance of primary roles and responsibilities Annual Base Salary Five main performance areas: • Water quality and public health – 20% • Customer service and support – 20% • Infrastructure improvement and utility plant investment – 20% • Budget to actual performance (EPS) – 20% • Emergency preparedness and safety – 20% Annual Performance - Based Short - Term At - Risk (ARP) Compensation Stock price appreciation – value based on stock price at vesting date Three years Restricted Stock Awards (RSAs) Three main performance areas: • Return on equity – 40% • Growth in stockholders’ equity – 40% • ESG metrics - 20% Three years Performance - Based Restricted Stock Units (RSUs) 12 The Organization and Compensation Committee meets three times per year. Providing strong oversight, the Committee reviews, evaluates, and approves all executive compensation program pay elements and performance metrics, including all performance compensation payouts.

ARP Compensation is designed to align short - term incentives with long - term strategic objectives that serve both customers and stockholders . Target levels are set at a level sufficiently rigorous such that achievement is a good indicator that the Company’s long - term trajectory will continue to create long - term value. ARP Compensation • Performance metrics focus on achieving annual financial, operational, and safety goals, all of which are tied to advancing the Company’s values, key initiatives, and long - term sustainable value for our stockholders ꟷ FINANCIAL METRICS reflect key measures of overall Company performance and health and are designed to drive sustained stockholder value ꟷ OPERATIONAL METRICS reflect the critical importance of and the Company’s long - standing focus and prioritization on public health, safety, and system reliability for our customers at or above mandated levels set by our regulator • Fully at risk, with payout dependent upon achievement of certain performance objectives over a one - year performance period 13 2024 delivered record revenue and earnings per share, demonstrating that our ARP plan appropriately incentivizes management, despite regulatory and economic uncertainty, to maintain high customer service levels and achieve financial milestones that drive stakeholder value over the long - term.

WATER QUALITY AND PUBLIC HEALTH The Group’s operations are regulated by the US Environmental Protection Agency (EPA) and respective state health regulators in each of the states in which our utilities operate. This performance standard is set to meet and surpass all primary and secondary water quality standards and supports public health. Any violations in this area can jeopardize public health and erode confidence. The Board tracks, monitors, and discusses with management the number of primary, secondary, and procedural violations the Group’s subsidiaries receive during the year. The metric is designed to reward performance by driving a high level of compliance while minimizing primary, secondary, and procedural violations. • A primary drinking water standard violation is related to public health, either acute or long - term • A secondary drinking water standard violation is related to aesthetics, such as excessive iron and manganese • A procedural violation is a missed sample or other non - compliance item that is not a violation of primary or secondary standard ARP Operational Metrics 14 * For additional specific information on specific metrics, please refer to the 2025 Proxy Statement as filed with the SEC on April 16, 2025 Operational metrics are set based on quantitative measures designed to support public health, build confidence in the communities we serve, and surpass standards set by regulators.* 14

CUSTOMER SERVICE AND SUPPORT Group’s customer service metrics are designed to meet and surpass all customer service requirements set by the California Public Utilities Commission. The board reviews and sets annual targets designed to incentivize high levels of service and minimize customer complaints to our regulators. Group’s California utility is required to comply with the CPUC’S General Order 103 - A. Customer Service and Support is tracked daily, weekly, and monthly and evaluated quarterly as follows: • The tracking of 10 service standards (nine of which are required by the CPUC to comply with General Order 103 - A) ꟷ The achievement of 99% first call satisfaction rate is measured by tracking the number of calls transferred to a supervisor; there is currently no CPUC standard for first call satisfaction ꟷ A nswering 80% or more of customer calls within 20 seconds and arrival at 95% of appointments within a two - hour window are both stricter than CPUC standards • The integration of our PromisePay payment plan to i ) allow customers more flexible and convenient payment arrangements and ii) to achieve an overall 20% reduction in California customer accounts with receivables 90 days and over as compared to 2022 ARP OPERATIONAL METRICS 15 EMERGENCY PREPAREDNESS AND SAFETY Group has had a long - standing focus and prioritization on public health and safety of our customers, employees, and communities. Emergency Preparedness and workplace safety is first and foremost about protecting employees. It is also about our preparedness to respond quickly to emergencies, to protect public health, and to coordinate with our community resources including local government, police, fire, and others. The board evaluates these metrics annually when establishing targets, factoring in lessons learned from key events that transpire during the prior performance period. Emergency Preparedness and Safety is determined by using five metrics: • Number of Community Emergency Operations Center trainings conducted • Percentage of applicable employees who attended Group’s mandated safety, wildfire preparedness, and cyber training • Total Case Incident Rate (TCIR), which represents the average number of work - related injuries incurred by 100 workers during a one - year period as measured against other California companies • Number of preventable vehicle accidents incurred • The number of unannounced site safety audit and immediate onsite reviews * For additional specific information on specific metrics, please refer to the 2025 Proxy Statement as filed with the SEC on Apr il 16, 2025 15

• Designed to align executive compensation with the interests of both stockholders and customers • Creates incentives for officer recruiting and retention • Encourages long - term performance by the executive team wit hout encouraging imprudent risk - taking • Promotes stock ownership • The Company’s one - team approach s trengthens and rewards collaboration within the executive team as all executives share the same performance objectives and targets • Performance - based equity compensation (RSUs) vests over a three - year performance period • Time - based equity compensation (RSAs) vests over a three - year period Long - Term Performance & Time - Based Equity Compensation 16 • Return on equity – 40% • Growth in stockholders’ equity – 40% • Environmental, social, and governance – 20% No less than 60 % of our long - term equity is in the form of RSUs subject to at - risk performance - based vesting criteria. Long - term performance metrics include:

Our Board recommends voting: “ FOR ” the election of 11 directors PROPOSAL 1 “ FOR ” the advisory vote on executive compensation PROPOSAL 2 “ FOR ” the ratification of independent accountants PROPOSAL 3 17

This presentation and the materials referred to herein, such as the 2024 Sustainability Report and Sustainability Analyst Download (collectively the “Sustainability Disclosures”), contain forward - looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995. Forward – Looking Statements & Other Important Information The forward - looking statements in this presentation and the Sustainability Disclosures include Group's objectives, beliefs, goals, targets, progress, or expectations with respect to ESG, sustainability, and corporate social responsibility matters, and busi nes s risks, opportunities, and plans. Because they are aspirational and are based upon currently available information, expectatio ns, and projections, they are subject to various risks and uncertainties, including limitations on our ability to make ESG invest men ts without the support of our regulators, and actual results or outcomes may differ. Because of this, Group advises all interest ed parties to carefully read and understand Group's disclosure on risks and uncertainties found in Forms 10 - K, 10 - Q, and other reports filed with the SEC. Group undertakes no obligation to update any forward - looking or other statements, whether as a result of new information, future events, or otherwise, and notwithstanding any historical practice of doing so. Group may determine to adjust any objectives, goals, and targets or establish new ones to reflect changes in our business. Historical, current, and forward - looking ESG - related statements and data in this presentation and the Sustainability Disclosures may be based on standards for measuring progress that are still developing, controls and processes that continue to evolve, a nd assumptions that are subject to change in the future. The information included in, and any issues identified as material for purposes of, this presentation and the Sustainability Disclosures may not be considered material for SEC reporting purposes, and the use of the term “material” in the Sustainability Disclosures is distinct from, and should not be confused with, such term as defined for SEC reporting purposes. Due to the inherent uncertainty and limitations in measuring GHG emissions under the calculation methodologies used in the preparation of such data, all GHG emissions or references to GHG emissions in the Sustainability Disclosures are estimates. There may also be differences in the manner that third parties calculate or report GHG emissions compared to Group, which means that third party data or methodologies may not be comparable to our data or methodologies. Website references and hyperlinks are provided for convenience only, and the content on the referenced websites is not incorporated by reference. into, nor does it constitute a part of, this presentation. 18